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                                                                    Exhibit 99.2

                                                                   PRESS RELEASE
CONTACT:   Larry Selwitz
           Investor Relations
           Phone: 562.493.2770
           Fax: 562.493.4510
           Email: investor@SourcingLink.net


FOR IMMEDIATE RELEASE:

                     SOURCINGLINK.NET CHANGES TRADING SYMBOL

         JULY 29, 1999, MOUNTAIN VIEW, CA . . . SourcingLink.net, Inc. announced today that it has changed its trading symbol on the OTC Bulletin Board (www.otcbb.com) from QCSC to SNET, effective Friday, July 30, 1999. The change was made in connection with the Company's previously announced name change from QCS.net Corporation to SourcingLink.net, Inc.

According to Sean Maloy, SourcingLink.net President and CEO, "The new name and trading symbol more accurately reflect our business activity, which uses our proprietary Internet-based solution to link retailers with their suppliers and automate their pre-order merchandise sourcing activities. We expect our new name and trading symbol to provide meaningful recognition for our success to date with both retailers and suppliers, and to help us clearly differentiate SourcingLink.net in the marketplace."

SourcingLink.net, Inc. (www.SourcingLink.net) has developed and is supplying to customers an Internet-based turnkey solution for business-to-business e-Commerce that enables retailers to organize, automate and significantly reduce the cost of their pre-order merchandise sourcing activities with their merchandise suppliers around the globe. Major retailers who are currently in the process of linking with their suppliers through the SourcingLink solution include PETsMART, Promodes, and Carrefour. All customer, help desk, and training services are available through regional Solution Centers based in Cincinnati, Brussels and Hong Kong.

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